EXHIBIT 99.1

PERFORMANCE SPORTS GROUP ANNOUNCES MANAGEMENT CHANGE

EXETER, NH – March 22, 2016 – The Board of Directors of Performance Sports Group Ltd. (“Performance Sports Group” or “the Company”), a leading developer and manufacturer of high performance sports equipment and apparel, today announced that it has reached an arrangement with Chief Executive Officer Kevin Davis for his departure from the Company, effective immediately. The Board has appointed Amir Rosenthal as the Company’s interim CEO.
“We are grateful to Kevin for his significant contributions to the Company,” said Bernard McDonell, Chairman of the Board. “Kevin and the management team successfully led the Company from a privately held hockey business to the publicly traded, global and multi-sport organization it is today. We wish him well as he pursues the next chapter in his career.”
Rosenthal, who will also remain President, PSG Brands, joined Performance Sports Group in 2008 and previously held the role of Chief Financial Officer and Executive Vice President Finance and Administration with the Company. In his role as CFO, Rosenthal was instrumental in leading the Company’s initial public offering and listing on the Toronto Stock Exchange in 2011, as well as the U.S. listing on the New York Stock Exchange nearly two years ago.
“The Board is pleased to appoint Amir as the Company’s interim Chief Executive Officer,” McDonell said. “Amir is a proven leader with a strong understanding of our brands and our customers and has been instrumental in the growth and success of Performance Sports Group. The Board will conduct a search for the permanent CEO of Performance Sports Group and will include Amir among the candidates under consideration for this role.”
“Performance Sports Group continues to be focused on delivering the best possible performance and protection to athletes at all levels,” Rosenthal said. “Our leading brands, deep consumer connections, commitment to innovation and dedicated employees remain the four key pillars of our company and I look forward to working with the Board, the management team and all of our employees to continue delivering on our mission."
About Performance Sports Group Ltd.
Performance Sports Group Ltd. (NYSE: PSG) (TSX: PSG) is a leading developer and manufacturer of ice hockey, roller hockey, lacrosse, baseball and softball sports equipment, as well as related apparel and soccer apparel. The Company is the global leader in hockey with the strongest and most recognized brand, and it holds the No. 1 North American position in baseball and softball. Its products are marketed under the BAUER, MISSION, MAVERIK, CASCADE, INARIA, COMBAT and EASTON brand names and are distributed by sales representatives and independent distributors throughout the world. The Company is focused on building its leadership position by growing market share in all product categories and pursuing strategic acquisitions. Performance Sports Group is a member of the Russell 2000 and 3000 Indexes, as well as the S&P/TSX Composite Index. For more information on the Company, please visit www.PerformanceSportsGroup.com.

Media Contact:
Steve Jones
Sr. Director, Corporate Communications
Tel 1-603-430-2111
media@performancesportsgroup.com

Investor Relations:
Liolios Group Inc.
Cody Slach
Tel 1-949-574-3860
PSG@liolios.com